Exhibit 10.1

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PLASMA PURCHASE AGREEMENT

THIS PLASMA PURCHASE AGREEMENT (“Agreement”) is made and entered into as of this 03 day of December, 2003, by and between Bayer HealthCare LLC, a Delaware limited liability company, with its principal place of business in Tarrytown, New York and an address at 79 T.W. Alexander Dr., 4101 Research Commons, Research Triangle Park, North Carolina 27610 (“Bayer”), and Nabi Biopharmaceuticals (formerly Nabi) a Delaware, corporation, with its principal place of business at 5800 Park of Commerce Blvd NW, Boca Raton, FL, 33487 (“Nabi”).

RECITALS

Nabi desires to sell, and Bayer desires to purchase, Normal Source Plasma (“Plasma”) solely on the terms and conditions set forth in this Agreement.

PROVISIONS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and with the intent to be legally bound hereby, Bayer and Nabi agree as follows:

A. Purchase and Sale of Plasma

1. Term of Agreement

Unless terminated earlier as provided in Section C, the term of the Agreement shall commence on the Effective Date hereof and terminate on December 31, 2008 (the “Initial Term”). After the Initial Term, this Agreement may be renewed for additional five (5) year periods upon the mutual consent of the parties. Each party agrees that it will endeavor, in good faith, to conclude any negotiations relating to such renewals no less than one (1) year before the expiration of this Agreement.

2. Quantity of Source Plasma

From and after the Effective Date of this Agreement, Bayer agrees to purchase, and Nabi agrees to sell Plasma, produced from Approved Bayer Centers (as defined in Section A.3 below), in the quantities set forth below for the calendar years referenced below:

Contract Year	Quantity
2004-	[*****] liters
2005-	[*****] liters
2006-	[*****] liters
2007-	[*****] liters
2008-	[*****] liters

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The above Plasma volumes/quantities from 2004 through 2008 are firm commitments by both parties.

Nabi will sell and deliver to Bayer Plasma in monthly volume increments in accordance with an agreed upon production and delivery forecast. If Nabi fails to provide the agreed upon volumes to Bayer during any contract year, other than a contract year that begins after the effective date of a notice of termination, then Nabi, at Bayer’s sole option, will use commercially reasonable efforts to provide Bayer with acceptable Plasma from other sources approved by Bayer. Notwithstanding the above, Nabi shall have no obligation to provide Plasma to Bayer in the event the failure to provide the agreed upon volumes is due to a Force Majeure event pursuant to Section D.

3. Approved Centers

Nabi will supply Plasma from Approved Bayer Centers. For purposes of this Agreement, a Center is defined as an “Approved Bayer Center”, if: (i) the operator and the Center have received all necessary regulatory approvals and permits, including Food and Drug Administration (FDA), Quality Plasma Program (iQPP) including acceptable viral marker rates, required state licensing, and Clinical Laboratory Inspection Act licensure and approval, and (ii) the Center has been added to, and remains on, Bayer’s List of Approved Bayer Centers (currently labeled SQID), which List of Approved Bayer Centers, as amended from time to time by Bayer, is incorporated by reference as a material part of this Agreement. All Approved Bayer Centers must be approved by German authorities.

4. Quality of Source Plasma

All Plasma sold to Bayer under this Agreement must be collected and processed at an Approved Bayer Center and in accordance with the specifications currently in effect as written by Bayer (the “Bayer Specifications”). Nabi acknowledges that it has received a full, complete and accurate copy of the Bayer Specifications as in effect as of the date of execution of this Agreement. Any revisions to the Bayer Specifications will be sent to Nabi for review. No such modification of the Bayer Specifications shall be effective until such time as Nabi consents to it in writing, which consent shall be timely determined and not unreasonably withheld. Nabi also agrees to have all of its Approved Bayer Plasma Centers iQPP Certified and to maintain such certification for the entire term (including extension and renewal periods) of this Agreement. Any Bayer Approved Center that is not iQPP Certified during any portion of this Agreement will be excluded from supplying Plasma to Bayer, but Nabi shall still be obligated to provide the annual volumes from one or more other Approved Bayer Centers operated by Nabi or from other sources that are equivalent to Bayer Approved Centers and that meet the Bayer Specifications and are iQPP Certified.

Nabi represents and warrants that all Plasma sold to Bayer under this Agreement will be collected, processed, tested, stored, packaged, labeled and shipped in strict accordance with the Bayer Specifications, including, but not limited to, testing lab pre-approval and viral marker data, and all applicable law, under the exercise of due care by Nabi, and such Plasma will, when

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delivered to Bayer, be in accordance with the Bayer Specifications and the FDA regulations, and will be fit for the purpose and use intended by Bayer. Any Plasma which is not produced in accordance with the Bayer Specifications or applicable law or is otherwise not as warranted, can be rejected by Bayer and returned to Nabi, or destroyed if required by the FDA, at Nabi’s expense. Bayer shall not be obligated to buy or pay for any which does not, in all respects, comply with the Bayer Specifications and applicable law, or is otherwise not as warranted. Nothing contained in this Section, however, shall limit, modify or waive any other rights or remedies available to Bayer for non-conforming Plasma. If any Center is closed as a result of regulatory sanctions placed on Nabi by the FDA, if Nabi or any Center receives a warning letter or consent decree from the FDA, or if Nabi or any Center is found by the FDA to have compliance problems that might affect the quality of the Plasma, Nabi must notify Bayer immediately, and in any event not later than five (5) business days after Nabi learns of the letter, consent decree or problem. If any Center is found by Bayer to be clearly deficient in its compliance with the Bayer Specifications or applicable law, Nabi will have thirty (30) business days to provide, in writing, a corrective action plan acceptable to Bayer. If the action plan is unacceptable or if the Center cannot provide Plasma within ninety (90) days of any such event, then, at Bayer’s option, this Agreement, including the Plasma volumes, can be modified to eliminate such Center.

5. Price

For all Plasma purchased during 2004, the price is to be negotiated (the “Price”). Such Price includes testing for ALT, HIV-1/HIV-2 Antibody, HIV-1 Antigen (p24), Hepatitis B Surface Antigen and Hepatitis C Antibody. As defined in the Amendment to the Plasma Purchase Agreement dated November 7, 1996, the HIV-1 Antigen (p24) test price is $[*****]/liter. In the event such test is no longer required by the FDA, and Bayer chooses to eliminate this test from its plasma testing requirements, a mutually negotiated sum, not to exceed $[*****]/liter, will be deducted from the then current Price.

Beginning on January 1, 2005, and on each January 1 thereafter during the term of this Agreement (including any extension and renewal periods), the Price shall be as mutually agreed upon between Nabi and Bayer, no fewer than ninety (90) days prior to the end of the prior calendar year.

If any new government regulations, FDA required tests or changes in the Bayer Specifications requested by Bayer cause a change in Nabi’s cost of production, Nabi and Bayer agree to re-negotiate the Price then in effect as set forth in this Agreement and the change in Price will be retroactive to the time of the change.

In the event the parties are not able to mutually agree on the Price applicable in any given year, the parties shall submit such calculation to an independent third party, not otherwise employed by either party and reasonably acceptable to both parties, to determine an appropriate price that a similarly situated supplier would charge a similarly situated customer in an “arms length” transaction having essentially the identical specifications and regulatory requirements as Bayer. In the event the parties cannot agree on an independent third party, then a list of such

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available independent third parties shall be submitted to an arbitrator selected from the National Panel of Arbitrators of the American Arbitration Association (“AAA”) who shall select the independent third party. The Price for all sales pending a final determination of the market price by the independent third party shall be the price previously in effect adjusted in proportion to the percentage change in the Consumer Price Index, Urban Wage Earners and Clerical Workers, U.S. City Average, All items, Base 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (“CPI”) as of the date the matter is submitted to the independent third party. If the change in market price is determined by the independent third party to be more than the Price paid using the CPI as an interim measure, Bayer shall pay an additional amount reflecting what it would have paid had the newly determined market price been in effect at the start of the year in question; if the newly determined market price is less than the interim CPI based Price, Nabi shall refund to Bayer the difference between payments received and that which would have been received had the newly determined Price been in effect at the start of the year in question. The parties agree that the Price determined by the independent third party shall be binding upon the parties and will not be subject to further review.

All shipments of Plasma shall be made F.O.B. Center. Bayer will be responsible for freight charges, insurance, handling and forwarding agent’s fees, taxes, storage and all other charges applicable to the Plasma. All Plasma shall be paid for within thirty (30) business days of receipt by Bayer of an invoice together with a copy of the Incoming Plasma Control Sheet and the carrier’s Bill of Lading. This documentation must arrive at Bayer no later than four (4) business days after shipment. The Price set forth herein above assumes that Nabi will provide all softgoods, packaging and testing (such testing includes ALT, HIV1/2 Antibody, HIV 1 Antigen, Hepatitis B Surface Antigen, and Hepatitis C Antibody, but not PCR/NAT tests unless otherwise agreed.).

6. Cost Allocation

In the event the costs incurred by Nabi in the collection, packaging, sampling, labeling, testing, processing or storage of Plasma change, the Price per liter shall change accordingly to the extent properly allocable to the Plasma sold to Bayer under this Agreement, using generally accepted cost accounting principles. The direct costs of any new testing required by the FDA, other governmental agency, or Bayer after the Effective Date shall be borne by Bayer. For purposes of this Agreement, “Direct Costs” shall mean costs to the extent directly attributable to testing or associated activities, which shall only include the following: (a) personnel wages and salaries and employee benefits allocation; (b) donor fees and donor recruiting fees paid when applicable; (c) reagents, supplies and materials; (d) laboratory director, physician, physician substitute and consultant services; and (e) contracted and outside services and support costs specifically attributable to the applicable materials, tests, Plasma or Plasma related activities. In the event a government-mandated program significantly affects Nabi’s costs, then the parties will negotiate how that cost increase or savings will be shared. If the parties are unable to agree on how that increase or savings will be shared, the matter will be determined by an independent third party according to the process set forth in Section 6.

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B. Miscellaneous

1. Inspections

Bayer and any authorized representative of Bayer, the Public Health Service, the FDA, and any state, local or international governmental agency shall have the right to conduct periodic inspections of any Approved Bayer Center and testing facilities. In the case of Bayer, its inspections shall be limited to matters reasonably related to this Agreement and shall be conducted in conformance with generally accepted industry practices. Bayer will provide Nabi with thirty (30) days’ notice prior to any of its inspections, unless agreed otherwise by the parties. Upon receipt of Bayer’s audit report, Nabi shall have thirty (30) days to send a response to the appropriate Bayer representative. Nabi agrees to provide Bayer with copies of all written reports (including FDA 483’s) and correspondence between Nabi and any governmental agency regarding any such inspection or review of records within thirty (30) days of (i) receipt of any such report or correspondence from the governmental agency or (ii) the issuance or delivery of any response or correspondence by Nabi; provided, however, that in the event the report or correspondence relates to a serious problem that could affect the continuous supply or the quality of the Plasma, then Nabi agrees to use all reasonable efforts to notify Bayer within five (5) days of receipt of such report or correspondence and to provide Bayer with a copy of such report or correspondence.

2. Confidentiality

The parties agree to maintain the confidentiality of the contents of this Agreement and the dealings between the parties with the same degree of care as they use to protect their own proprietary, confidential or trade secret information. The parties shall not disclose to any third party any confidential information received from the other hereunder without that other party’s prior written consent and shall use it only for the purpose of the Agreement. The said obligation of secrecy shall not apply to any information which (a) was in the public domain at the time of its disclosure or thereafter becomes part of the public domain by publication or otherwise subsequent to the time of disclosure under this Agreement through no fault of the receiving party; or (b) was known to the receiving party or in its possession prior to or at the time of disclosure as shown by written records; or (c) is independently developed by the receiving party without use of the other party’s confidential information as shown by written documentation; or (d) is disclosed with the written approval of the disclosing party; or (e) is rightfully furnished to the receiving party by a third party having the authority to disclose such confidential information without restrictions; or (f) is disclosed by law or regulation or in response to a valid order of a court or other governmental body, or is required for registration of a product by competent authorities, but only to the extent of and for the purpose of such law, regulation, order or registration, and only if the receiving party first notifies the disclosing party of the required disclosure and permits the disclosing party, at its expense, to seek an appropriate legal remedy to maintain the information in secret.

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The above obligations shall survive the termination of this Agreement and shall continue in respect of donor information without limit of time and in respect of other confidential information for a period of five (5) years. Notwithstanding the foregoing, the parties agree that certain information required in connection with SEC filings concerning the terms of this Agreement may be disclosed for such SEC filings without the prior approval or consent of either party to this Agreement.

3. Relationship of the Parties

The relationship between Bayer and Nabi during the term of this Agreement, including extensions and renewals, is strictly that of buyer and seller. Neither party is, in any way, the legal representative, agent, joint venture or partner of the other for any purpose whatsoever and neither has any control or authority whatsoever to bind the other party or any other person with respect to the other party.

4. Indemnification

Nabi and Bayer hereby indemnify and agree to hold harmless each other and their respective affiliates, agents, employees, officers and directors, from and against any and all claims, losses, liabilities, damages, attorneys’ fees, costs and expenses (hereinafter “Claims”) which may be sustained by and/or claimed against the other party by virtue of the negligent handling or furnishing of materials or performance of services rendered by the other party, the willful misconduct by the other party or its officers, employees or agents or any representation or warranty contained in this Agreement being breached, untrue or materially misleading, by omission or otherwise, to the extent of each party’s insurance coverage. The indemnifying party’s liability shall be reduced to the extent any such claims arise as a result of the indemnified party’s own conduct or negligence.

IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY FOR ANY LOSS OF INCOME, PROFIT, INTEREST OR SAVINGS BY THE OTHER PARTY OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE SALE OR USE OF ANY PLASMA, REGARDLESS OF THE FORM OF ACTION, AND WHETHER IN CONTRACT, INDEMNITY, WARRANTY OR TORT INCLUDING WITHOUT LIMITATION STRICT LIABILITY AND NEGLIGENCE OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES. THIS LIMITATION WILL NOT APPLY TO ANY LIABILITY FOR DAMAGES THAT MAY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY.

The party from whom indemnity is sought under this section shall be entitled at its option to defend or control the defense and/or settlement of any such claim.

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Each party shall notify the other of any claim or potential claim or liability as soon as it becomes aware that such claim, potential claim or liability has arisen and shall provide to the other, all-reasonable assistance in respect thereof.

5. Insurance

Each party represents and warrants that it will maintain, at all times during the term of this Agreement, including extensions and renewals, property damage and general liability and product liability insurance, which shall not contain any contractual exclusion and which shall cover each party’s liability assumed under this Agreement, in an amount not less than $3 million per occurrence and $5 million in the aggregate. Upon request, each party shall provide the other with a certificate or certificates evidencing such coverage and each party agrees to notify the other party in the event such insurance coverage falls below the coverage limits set forth above, or is about to be cancelled or terminated for any reason prior to the occurrence of such event.

C. Termination

1. In addition to any other remedy it may have, either party shall have the right to terminate this Agreement if the other party fails to remedy and make good any material default in the performance of any material condition or obligation under this Agreement within sixty (60) days of written notice thereof.

2. Upon giving the appropriate written notice, either party may terminate this Agreement upon the occurrence of the following event: a proceeding under any bankruptcy, reorganization, arrangement of debts, insolvency or receivership law is filed by or against the other party, and is not dismissed or stayed within sixty (60) days, or a receiver or trustee is appointed for all or a substantial portion of the assets of the other party, or the other party makes an assignment for the benefit of its creditors or becomes insolvent.

3. Upon termination of this Agreement, Bayer must pay for any Plasma already delivered and for any Plasma collected under the terms of this Agreement and subsequently delivered to Bayer.

4. Notwithstanding anything to the contrary set forth herein, the parties’ obligations under this Agreement in Sections B, E and J shall survive the termination of this Agreement to the extent necessary to give effect to their reasonable intentions.

D. Force Majeure

(a) Neither party shall be liable for non-performance caused by strikes, fires, explosions, Acts of God, riots, civil or international war, acts of terrorism, an unexpected downturn in the acceptable donor population adversely affecting the industry as a whole, inability to obtain Product because of Force Majeure at the producing location, etc. or any other similar or dissimilar cause beyond the reasonable control of either party which renders the

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performance of a party’s obligations so difficult or costly as to make such performance commercially unreasonable. The affected party shall immediately inform the other of such occurrences and the termination thereof.

(b) Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay and amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. The party claiming Force Majeure shall promptly notify the other party of the termination of such event.

(c) Should the period of Force Majeure continue for more than six (6) consecutive months, either party may terminate this Agreement upon giving written notice to the other party.

E. Remedies Cumulative; No Waiver

The rights and remedies available to Bayer and Nabi under this Agreement or any other agreement among the parties are cumulative and the exercise of any right or remedy shall not preclude or dismiss Bayer’s or Nabi’s right to pursue any other or additional right or remedy, including, without limitation, any claim for damages. The failure to exercise any right or remedy in the event of any breach or default shall not constitute a waiver or adversely affect a party’s right to exercise any right or remedy in the future for the same or any other breach or default in the future.

F. Assignment

Neither party shall assign this Agreement or any of its rights or obligations hereunder without the express written consent of the other party, except as hereinafter provided. Any such consent shall not be unreasonably withheld. With notice to the other party, either party without the other party’s consent may assign this Agreement to (i) its affiliate, or (ii) a successor to all or substantially all of the assets relating to the business of that party which is involved in the fulfillment of its obligations under this Agreement, which shall expressly assume in writing the performance of all of the terms and conditions of this Agreement then to be performed by such successor as if it were named herein as a party.

G. Notice

All notices, demands, requests, consents or approvals required under this Agreement must be in writing and delivered personally to the party or sent by overnight courier service or facsimile, addressed to such party as set forth below:

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To Nabi:	Ileana I. Cramer

Vice President, Plasma Operations

Nabi Biopharmaceuticals

5800 Park of Commerce Blvd. NW

Boca Raton, FL 33487

With a copy to:	General Counsel

Nabi Biopharmaceuticals

5800 Park of Commerce Blvd. NW

Boca Raton, FL 33487

To Bayer:

Betty Van Zant

Director, Plasma Operations and Testing Services

Biological Products

Bayer HealthCare LLC

79 TW Alexander Drive

4101 Research Commons

RTP, NC 27709

With copy to	Law and Patent Department

Bayer HealthCare LLC

79 TW Alexander Drive

4101 Research Commons

RTP, NC 27709

All such communications will be conclusively deemed to have been received by a party and to be effective when so delivered personally, or if sent by overnight courier service, on the day after deposit thereof with such service, or if sent by facsimile upon receipt of confirmation of transmission. Nabi and Bayer may change the place to which notices, requests, and other communications are to be sent to them by giving written notice of such change to the other in the manner set forth above.

H. Number; Gender

Unless the context clearly requires otherwise, whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular and the use of the masculine, feminine or neuter gender shall include all genders.

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I. Integration; Effect of Amendment

This Agreement, including all attachments, schedules or other agreements specifically incorporated by reference, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede any and all other prior written or oral agreements, understandings, negotiations or discussions among the parties with respect to the subject matter of this Agreement. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by both of the parties.

J. Choice of Law; Jurisdiction

This Agreement has been made by Bayer at its principal place of business in the State of North Carolina. This Agreement shall be governed by, and construed under, either the internal laws of Florida or the State of North Carolina, without regard to its conflict of laws principles. In the event Bayer chooses to bring an action against Nabi, the jurisdiction shall be in the state or federal courts of Florida and if Nabi chooses to bring an action against Bayer, the jurisdiction shall be in the state or federal courts of North Carolina.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first written above.

Bayer HealthCare LLC		Nabi Biopharmaceuticals

By:	/s/ Gunnar Riemann	By:	/s/ C. Thomas Johns
Name:	Gunnar Riemann	Name:	C. Thomas Johns
Title:	President	Title:	Sr. VP Mfg. Operations